Exhibit (l)(4)

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

October 25, 2019

New Mountain Finance Corporation

787 Seventh Avenue, 48th Floor

New York, NY 10019

Re:	New Mountain Finance Corporation
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to New Mountain Finance Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 (File No. 333-230326), which was initially field with the Commission on March 14, 2019 (as amended from time to time by pre-effective amendments and post-effective amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  The Registration Statement provides that the Common Stock may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale by the Company of 9,200,000 shares of the Company’s Common Stock (the “Shares”), as described in the prospectus supplement, dated as of October 22, 2019, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of October 22, 2019, by and among the Company, New Mountain Finance Advisers BDC, L.L.C., and New Mountain Finance Administration, L.L.C., on the one hand, and Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, BoA Securities, Inc. and Goldman Sachs & Co. LLC, on the other hand, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus Supplement, and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)                                   The Amended and Restated Certificate of Incorporation of the Company, as amended by the (a) Certificate of Change of Registered Agent and/or Registered Office thereto and (b) Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, certified as of a recent date by the Delaware Secretary of State;

(ii)                                The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)                             A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date;

(iv)                            The Underwriting Agreement; and

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(v)                               The resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and the Prospectus Supplement; (b) the authorization of the issuance, offer and sale of the Shares pursuant to the Registration Statement; and (c) the authorization of the execution and delivery of the Underwriting Agreement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Underwriting Agreement.  We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion).  We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the effect of the Delaware General Corporation Law, in effect as of the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions.  Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed in this opinion letter is (i) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ Eversheds Sutherland (US) LLP